Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HYDRA INDUSTRIES ACQUISITION CORP.

December 22, 2016

Hydra Industries Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is “Hydra Industries Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 30, 2014 (the “Original Certificate”).

2.       The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which restated and amended in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and was filed with the Secretary of State of the State of Delaware on October 24, 2014.

3.      Amendment No. 1 to the First Amended and Restated Certificate was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL and was filed with the Secretary of State of the State of Delaware on October 28, 2016.

3.      This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.      This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate, as amended. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the First Amended and Restated Certificate, as amended, is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is Inspired Entertainment, Inc. (the “Corporation”).

Article II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Vcorp Services, LLC, 1811 Silverside Road, Wilmington, DE 19810, County of New Castle, and the name of the Corporation’s registered agent at such address is Vcorp Services, LLC.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 50,000,000 shares, consisting of 49,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a)         The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b)         Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)         Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation's capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a)         The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be not less than seven (7) nor greater than fifteen (15), and which shall be, upon initial filing of this Second Amended and Restated Certificate, seven (7), or as fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)         Subject to Section 5.5 hereof, a director shall hold office until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

(c)         Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

Bylaws

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a)         To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, general partner, manager, managing member, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)         The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)         Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)         This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE opportunity

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any officers or directors of the Corporation in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

GAMING AND REGULATORY MATTERS

Section 10.1 Definitions. For purposes of this Article X, the following terms shall have the meanings specified below:

(a) “Affiliate” shall mean a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of this Section 10.1(a) of Article X, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. “Affiliated Companies” shall mean those partnerships, corporations, limited liability companies, trusts or other entities that are Affiliates of the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

(b) “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, race books, sports pools, slot machines, gaming devices, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and associated equipment and supplies.

(c) “Gaming Authorities” shall mean all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction. “Gaming Jurisdiction” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

(d) “Gaming Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder.

(e) “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

(f)“Own,” “Ownership,” or “Control,” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission (as now or hereafter amended), or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement, contract, agency or other manner.

(g) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(h) “Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the shares of the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation.

(i) “Redemption Notice” shall mean that notice of redemption given by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this Article X. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares of the Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such shares shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(j)“Redemption Price” shall mean the price to be paid by the Corporation for the Securities to be redeemed pursuant to this Article X, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid, that amount determined by the board of directors to be the fair value of the Securities to be redeemed; provided, however, that the price per share represented by the Redemption Price shall in no event be in excess of the closing sales price per share of shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before the Redemption Notice is deemed given by the Corporation to the Unsuitable Person or an Affiliate of an Unsuitable Person or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the Nasdaq Capital Market or, if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the board of directors determines. Any promissory note shall contain such terms and conditions as the board of directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the Corporation or any Affiliate of the Corporation. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.

(k) “Securities” shall mean the capital stock of the Corporation.

(l)“Unsuitable Person” shall mean a Person who (i) is determined by a Gaming Authority to be unsuitable to Own or Control any Securities or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of any Gaming License, or (iii) in the sole discretion of the board of directors of the Corporation, is deemed likely to jeopardize the Corporation’s or any Affiliated Company’s application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License.

Section 10.2 Finding of Unsuitability.

(a)         The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the board of directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the board of directors. If a Gaming Authority requires the Corporation, or the board of directors deems it necessary or advisable, to redeem any such Securities, the Corporation shall give a Redemption Notice to the Unsuitable Person or its Affiliate and shall purchase on the Redemption Date the number of shares of the Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such shares and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. Such Unsuitable Person or its Affiliate shall surrender the certificates representing any shares to be redeemed in accordance with the requirements of the Redemption Notice.

(b)         Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the board of directors determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall not be entitled: (i) to receive any dividend or interest with regard to the Securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the shares of capital stock of the Corporation entitled to vote, or (iii) to receive any remuneration in any form from the Corporation or any Affiliated Company for services rendered or otherwise.

Section 10.3 Notices. All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by email or facsimile and such notice shall be deemed to be given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by email or facsimile.

Section 10.4 Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ fees, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of Securities, the neglect, refusal or other failure to comply with the provisions of this Article X, or failure to promptly divest itself of any Securities when required by the Gaming Laws or this Article X.

Section 10.5 Injunctive Relief. The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article X and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Securities of the Corporation, that the failure to comply with this Article X will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.

Section 10.6 Non-exclusivity of Rights. The Corporation’s rights of redemption provided in this Article X shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the bylaws or otherwise.

Section 10.7 Further Actions. Nothing contained in this Article X shall limit the authority of the board of directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the board of directors may conform any provisions of this Article X to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the board of directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article X for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article X. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection by the public and, upon request, mailed to any holder of Securities. The board of directors shall have exclusive authority and power to administer this Article X and to exercise all rights and powers specifically granted to the board of directors or the Corporation, or as may be necessary or advisable in the administration of this Article X. All such actions which are done or made by the board of directors in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, that the board of directors may delegate all or any portion of its duties and powers under this Article X to a committee of the board of directors as it deems necessary or advisable.

Section 10.8 Severability. If any provision of this Article X or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceablilty shall not affect any other provision of this Article X.

Section 10.9 Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the board of directors may waive any of the rights of the Corporation or any restrictions contained in this Article X in any instance in which the board of directors determines that a waiver would be in the best interests of the Corporation. The board of directors may terminate any rights of the Corporation or restrictions set forth in this Article X to the extent that the board of directors determines that any such termination is in the best interests of the Corporation. Except as may be required by a Gaming Authority, nothing in this Article X shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

ARTICLE XI

ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that this Article XII of this Second Amended and Restated Certificate may be amended only as provided therein.

IN WITNESS WHEREOF, Hydra Industries Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by and authorized officer as of the date first set forth above.

HYDRA INDUSTRIES ACQUISITION CORP.

By:	/s/ Martin E. Schloss
Name: Martin E. Schloss
Title: